Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE
For Release: Immediate Contact: William E. Hitselberger (610) 397-5298

PMA Capital Reports Continued Improvement in Operating Results
from Ongoing Operations

Blue Bell, PA, February 19, 2009 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the fourth quarter and full year 2008:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2008	2007	2008	2007
Operating income	$3,566	$2,816	$21,537	$14,383
Realized gains (losses) after tax	168	368	(3,071)	366
Income from continuing operations	3,734	3,184	18,466	14,749
Loss from discontinued operations after tax	(7,840)	(40,746)	(12,777)	(57,277)
Net income (loss)	$(4,106)	$(37,562)	$5,689	$(42,528)

Diluted per share amounts:
Operating income	$0.11	$0.09	$0.67	$0.44
Realized gains (losses) after tax	0.01	0.01	(0.09)	0.01
Income from continuing operations	0.12	0.10	0.58	0.45
Loss from discontinued operations after tax	(0.25)	(1.27)	(0.40)	(1.76)
Net income (loss)	$(0.13)	$(1.17)	$0.18	$(1.31)

Vincent T. Donnelly, President and Chief Executive Officer commented, “PMA Capital ended the year with another quarter of profitable growth from its continuing operations.  Despite the slowdown in the general economy, The PMA Insurance Group’s workers’ compensation business continued to see payroll growth in its customer base.  We also continued to retain a significant percentage of our existing clients and increase new business production, while maintaining our underwriting standards.”

Significant operating highlights at The PMA Insurance Group included:

•	Pre-tax operating income increased to $8.4 million in the quarter, compared to $7.6 million for the same period last year, and increased $8.7 million to $46.7 million for full year 2008;

•	Our renewal retention rate improved to 89% in the fourth quarter, compared to 86% in the prior year quarter, and remained strong at 87% for the full year period;
•
New business written, excluding fronting premiums, increased $12.6 million to $35.7 million in the fourth quarter and increased $20.9 million to $135.5 million for the full year 2008, compared to the same periods in 2007, due primarily to increases in larger account business; and

•	The combined ratio improved by 1.6 points to 100.0% for the quarter and by 2.2 points to 97.5% for full year 2008.

Mr. Donnelly continued, “Our fee-based business revenues increased by $33.5 million to $71.6 million, which represented 14% of our total operating revenues for 2008, compared to 8% during 2007.  Organic revenue growth at PMA Management Corp. was 28% during the fourth quarter and 26% for the full year of 2008.  Our current year growth was also due to the inclusion of Midlands Management Corporation, which contributed $7.4 million and $28.0 million of revenue for the fourth quarter and full year 2008, compared to $6.5 million in the fourth quarter of 2007.  PMA Management Corp. of New England also added $3.7 million of revenues since our acquisition in June 2008.”

Mr. Donnelly concluded, “We believe the progress made over the past year will carry over into 2009 and will enable us to continue to improve our results and return on shareholders’ equity.  Absent a worsening in the economy in the second half of 2009, compared to current economic conditions, or a significant decline in the payrolls of our insureds, we expect our ongoing businesses to generate an operating return on equity of between 6.0% and 7.0% in 2009, a continued improvement over the 5.8% return delivered in 2008.”  We define operating return on equity as operating income divided by average shareholders’ equity excluding net unrealized investment gains and losses.

PMA Capital Corporation previously announced the execution of a definitive stock purchase agreement to sell its Run-off Operations and the filing of the Form A with the Pennsylvania Insurance Department.  The closing of the sale and transfer of ownership are pending approval by the Pennsylvania Insurance Department.  As previously reported, the Company made a $13.0 million capital contribution to increase the statutory surplus of its Run-off Operations in order to comply with a commitment made to an independent rating agency.  The Company recorded an $8.5 million after-tax charge at its discontinued operations in the fourth quarter to write-off the capital contribution as it believes that the additional capital will not result in an increase to the cash it expects to receive at the closing of the sale.  The Company continues to work with the buyer to ensure that the Pennsylvania Insurance Department has the information it needs to approve the transaction.

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended December 31,		Year ended December 31,
(dollar amounts in thousands)	2008	2007	2008	2007
Net realized gains (losses) after tax:
Sales of investments	$203	$577	$2,928	$(1,084)
Other than temporary impairments	(35)	(136)	(5,981)	(136)
Change in fair value of trading securities	-	-	-	2,093
Other	-	(73)	(18)	(507)
Net realized gains (losses) after tax	$168	$368	$(3,071)	$366

Financial Condition

Total assets were $2.5 billion as of December 31, 2008, compared to $2.6 billion as of December 31, 2007.  Assets of discontinued operations represented 10% of total assets at December 31, 2008, compared to 15% at December 31, 2007.  At December 31, 2008, we had $26.4 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended		Year ended
	December 31, 2008		December 31, 2008
(in thousands, except per share data)	Shareholders' equity	Book value per share	Shareholders' equity	Book value per share
Balance, beginning of period	$357,994	$11.20	$378,584	$11.92
Net income (loss)	(4,106)	(0.13)	5,689	0.18
Unrealized gain (loss) on securities, net of tax	1,221	0.04	(24,873)	(0.78)
Net pension liability adjustment, net of tax	(9,911)	(0.31)	(17,268)	(0.54)
Other	(542)	(0.02)	2,524	0.08
Impact of change in shares outstanding	-	-	-	(0.08)
Balance, end of period	$344,656	$10.78	$344,656	$10.78

The unrealized position on our investment portfolio decreased largely due to a decline in the fair value of our commercial mortgage backed securities, which had an average credit quality rating of AAA at December 31, 2008, and to a lesser extent due to widening credit spreads on fixed income securities.  Shareholders’ equity and book value per share were also reduced due to an increase in our net pension liabilities, which resulted primarily from a decrease in the value of the investments in our pension plan that support these obligations.  Details of the Company’s investment portfolio at December 31, 2008 and 2007 are posted on our website at www.pmacapital.com.

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $332.9 million as of December 31, 2008, compared to $335.4 million as of December 31, 2007.  The PMA Insurance Group has the ability to pay $31.8 million in dividends during 2009 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary which is being reported as discontinued operations, was $34.5 million as of December 31, 2008, compared to $47.6 million as of December 31, 2007.  PMACIC’s statutory capital and surplus as of December 31, 2008 included the $13.0 million capital contribution made by the holding company in the fourth quarter.

Segment Operating Results

Operating income, which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income (loss).

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2008	2007	2008	2007
Pre-tax operating income (loss):
The PMA Insurance Group	$8,428	$7,614	$46,713	$38,045
Fee-based Business	1,889	1,669	7,205	3,724
Corporate & Other	(4,897)	(5,003)	(20,651)	(19,564)
Pre-tax operating income	5,420	4,280	33,267	22,205
Income tax expense	1,854	1,464	11,730	7,822
Operating income	3,566	2,816	21,537	14,383
Realized gains (losses) after tax	168	368	(3,071)	366
Income from continuing operations	3,734	3,184	18,466	14,749
Loss from discontinued operations after tax [1]	(7,840)	(40,746)	(12,777)	(57,277)
Net income (loss)	$(4,106)	$(37,562)	$5,689	$(42,528)

1)	Effective in the fourth quarter of 2007, the Company began reporting the results of its former Run-off Operations segment as discontinued operations.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $8.4 million for the fourth quarter of 2008, compared to $7.6 million for the fourth quarter of 2007.  Full year pre-tax operating income increased to $46.7 million in 2008, compared to $38.0 million in 2007.  The full year increase included a gain of $2.1 million for the sale of a property that previously housed one of our branch offices, which now leases a more modern facility.

Direct premium production increased during the fourth quarter and full year 2008, compared to the same periods last year.  We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The increases in direct premium production for both periods primarily reflected increases in renewal premiums and increases in larger account business.

The following is a reconciliation of our direct premium production to direct premiums written:

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2008	2007	2008	2007

Direct premium production	$112,296	$83,103	$506,187	$459,952
Fronting premiums	21,800	12,796	34,832	59,840
Premium adjustments	(4,261)	(4,327)	(23,097)	(9,469)
Direct premiums written	$129,835	$91,572	$517,922	$510,323

The decline in fronting premiums for the year ended December 31, 2008, compared to the same period last year, was primarily the result of the termination of our agreement with Midwest Insurance

Companies in March 2008.  The full year decline was partially offset by new fronting business produced under arrangements we entered into during the second half of 2008.  The increase in fronting premiums for the fourth quarter of 2008, compared to the fourth quarter in 2007, related primarily to business produced under the new arrangements.

Excluding fronting business, we wrote $35.7 million of new business in the fourth quarter of 2008, up from $23.1 million in the fourth quarter of 2007, and $135.5 million for the full year 2008, up from $114.6 million in 2007.  Pricing on our workers’ compensation rate-sensitive business declined 6% during 2008, compared to a 4% decrease during 2007.  Our renewal retention rate on existing workers’ compensation accounts for the fourth quarter of 2008 improved to 89%, compared to 86% for the same period in 2007, while our renewal retention rate was 87% for both full year periods in 2008 and 2007.

Net premiums written increased to $97.4 million in the fourth quarter of 2008, compared to $71.3 million in the same period last year.  Full year net premiums written increased to $414.7 million, compared to $395.3 million during the same period in 2007.  The increases in net premiums written for both periods primarily reflected the increases in direct production.  The full year increase in direct production was partially offset by return premium adjustments.  These premium adjustments primarily reflect favorable loss experience on loss-sensitive products where the insured shares in the underwriting result of the policy.

The combined ratios on a GAAP basis were 100.0% for the fourth quarter of 2008, compared to 101.6% in the fourth quarter last year, and 97.5% for full year 2008, compared to 99.7% in 2007.  The improvement in the combined ratio for the fourth quarter of 2008, compared to the same quarter in 2007, primarily reflected a lower loss and LAE ratio, partially offset by a higher policyholders’ dividend ratio.  The improvement in the combined ratio for the full year 2008 from 2007 primarily reflected a lower acquisition expense ratio.

The improved loss and LAE ratio for the fourth quarter of 2008 was primarily due to a lower current accident year loss and LAE ratio, compared to the fourth quarter of 2007.  Although pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends, our current accident year loss and LAE ratio continued to benefit in 2008 from changes in the type of workers’ compensation products selected by our insureds.  We estimate our medical cost inflation to be 6.5% during 2008, compared to our estimate of 7% in 2007.  This decline reflects a decrease in utilization as well as our enhanced network and managed care initiatives.  The full year loss and LAE ratio benefited from favorable development in our loss-sensitive business which resulted in the retrospective premium adjustments.  We write these retrospective products because we believe they provide us with greater certainty of achieving our targeted underwriting results as the customer shares in the underwriting result of the policy with us.

The policyholders’ dividend ratio was higher in the fourth quarter of 2008, compared to the fourth quarter in 2007.  The current year period reflected better loss experience, which resulted in larger dividends on participating policies where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Commissions earned under our fronting arrangements reduced the current year acquisition expense ratios by 0.5 points for the quarter and 0.7 points for full year, compared to 0.9 points and 0.7 points for the same periods in 2007, as the ceding commissions earned on this business reduce our commission expense.  The full year acquisition expense ratio in 2008 benefited by 2.0 points from reductions in premium-based state assessments.

Net investment income decreased to $8.6 million in the fourth quarter of 2008, compared to $9.4 million in the prior year quarter.  For the year ended December 31, 2008, net investment income decreased by $2.5 million to $35.4 million, compared to the same period in 2007.  The decreases were due primarily to lower yields of approximately 60 basis points for the quarter and 40 basis points for full year 2008.

Fee-based Business

Our Fee-based Business reported pre-tax operating income of $1.9 million for the fourth quarter of 2008, up from $1.7 million for the same quarter last year.  Pre-tax operating income for full year 2008 was $7.2 million, compared to $3.7 million a year ago.  The full year increase reflected primarily the inclusion of the results of Midlands Management Corporation, which we acquired on October 1, 2007.

For the fourth quarter of 2008, total revenues increased to $20.1 million, compared to $14.8 million for the same period last year.  The increase in revenues for the fourth quarter primarily reflected higher claims service revenues of $5.8 million.  Total revenues for full year 2008 increased to $71.6 million, compared to $38.1 million in 2007.  The full year growth in revenues was primarily due to the acquisition of Midlands, and also reflected 26% organic growth at PMA Management Corp. and $3.7 million in revenues from PMA Management Corp. of New England, Inc. (formerly Webster Risk Services), which we acquired on June 30, 2008.  The total increase in revenues during 2008, compared to prior year, consisted primarily of $24.3 million in higher claims service revenues and $9.4 million in additional commission income.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $4.9 million during the fourth quarter of 2008, compared to $5.0 million in the fourth quarter of 2007.  Net expenses were $20.7 million for full year 2008, compared to $19.6 million in 2007.  The full year increase in net expenses relates primarily to certain intercompany transactions which are eliminated in the Corporate and Other segment.

Discontinued Operations

Discontinued operations, formerly our Run-off Operations, which consists of our former reinsurance and excess and surplus lines businesses, recorded after-tax losses of $7.8 million and $12.8 million for the fourth quarter and full year 2008, compared to after-tax losses of $40.7 million and $57.3 million for the same periods in 2007.  Results for the fourth quarter and full year 2008 included an after-tax charge of $8.5 million, resulting from a capital contribution received from the holding company.  The capital contribution, which included $5.0 million of cash and a promissory note of $8.0 million, $4.0 million payable in each of March 2009 and March 2010, increased the statutory capital of the Run-off Operations.  The increase was written-off in the fourth quarter as we believe that the additional capital will not result in an increase to the cash that we expect to receive at closing.  Results for 2008 also included an after-tax charge of $4.9 million for adverse loss development.  The expected cash to be received at closing and the face amount of the contingent consideration each remain at $2.5 million.  We have reflected only the expected cash amount in our financials.  Results for the fourth quarter and full year 2007 reflected an impairment loss of $40.0 million.  Results for 2007 also included an after-tax charge of $14.3 million for prior year loss development recorded in the third quarter.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, February 20th to review our fourth quarter and full year 2008 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-679-8040 (Domestic)	888-286-8010 (Domestic)
617-213-4851 (International)	617-801-6888 (International)
Passcode 98250473	Passcode 71082241

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=PRXAL4CWH

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 15 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, February 20th until 5:00 p.m. Eastern Time on Friday, March 20th.

Quarterly Statistical Supplement

Our Fourth Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by email to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	disruptions in the financial markets which may affect our ability to sell our investments;
•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our fee-based businesses;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
our ability to effect an efficient withdrawal from and divestiture of the reinsurance business, including the sale of the entity and commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adequacy and collectibility of reinsurance that we purchase;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain adequate rates on our insurance products;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date; and

•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$132,217	$94,914

Net premiums written	$97,313	$71,189

Revenues:
Net premiums earned	$103,727	$93,617
Claims service revenues	16,785	11,239
Commission income	2,835	3,005
Net investment income	8,724	9,973
Net realized investment gains	259	566
Other revenues	356	168
Total revenues	132,686	118,568

Expenses:
Losses and loss adjustment expenses	70,671	66,152
Acquisition expenses	16,521	18,027
Operating expenses	34,379	24,629
Dividends to policyholders	2,762	1,916
Interest expense	2,674	2,998
Total losses and expenses	127,007	113,722

Pre-tax income	5,679	4,846

Income tax expense (benefit):
Current	(211)	(321)
Deferred	2,156	1,983
Total income tax expense	1,945	1,662

Income from continuing operations	3,734	3,184

Loss from discontinued operations after tax	(7,840)	(40,746)

Net loss	$(4,106)	$(37,562)

Income (loss) per share:

Basic:
Continuing Operations	$0.12	$0.10
Discontinued Operations	(0.25)	(1.28)
	$(0.13)	$(1.18)

Diluted:
Continuing Operations	$0.12	$0.10
Discontinued Operations	(0.25)	(1.27)
	$(0.13)	$(1.17)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$528,915	$524,172

Net premiums written	$414,237	$394,698

Revenues:
Net premiums earned	$390,217	$378,243
Claims service revenues	57,370	34,034
Commission income	12,384	3,005
Net investment income	36,069	39,592
Net realized investment gains (losses)	(4,724)	563
Other revenues	2,841	340
Total revenues	494,157	455,777

Expenses:
Losses and loss adjustment expenses	270,825	263,199
Acquisition expenses	66,635	73,747
Operating expenses	110,965	76,541
Dividends to policyholders	6,306	7,790
Interest expense	10,883	11,732
Total losses and expenses	465,614	433,009

Pre-tax income	28,543	22,768

Income tax expense:
Current	705	416
Deferred	9,372	7,603
Total income tax expense	10,077	8,019

Income from continuing operations	18,466	14,749

Loss from discontinued operations after tax	(12,777)	(57,277)

Net income (loss)	$5,689	$(42,528)

Income (loss) per share:

Basic:
Continuing Operations	$0.58	$0.46
Discontinued Operations	(0.40)	(1.78)
	$0.18	$(1.32)

Diluted:
Continuing Operations	$0.58	$0.45
Discontinued Operations	(0.40)	(1.76)
	$0.18	$(1.31)

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(dollar amounts in thousands, except per share data)	2008	2007
Assets:
Investments:
Fixed maturities available for sale	$719,048	$728,725
Short-term investments	42,949	78,426
Total investments	761,997	807,151

Cash	10,501	15,828
Accrued investment income	6,513	5,768
Premiums receivable	235,893	222,140
Reinsurance receivables	826,126	795,938
Prepaid reinsurance premiums	29,579	32,361
Deferred income taxes, net	138,514	118,857
Deferred acquisition costs	40,938	37,404
Funds held by reinsureds	51,754	42,418
Intangible assets	30,348	22,779
Other assets	126,890	105,341
Assets of discontinued operations	243,663	375,656
Total assets	$2,502,716	$2,581,641

Liabilities:
Unpaid losses and loss adjustment expenses	$1,242,258	$1,212,956
Unearned premiums	247,415	226,178
Debt	129,380	131,262
Accounts payable, accrued expenses
and other liabilities	216,266	195,895
Reinsurance funds held and balances payable	44,177	39,324
Dividends to policyholders	6,862	5,839
Liabilities of discontinued operations	271,702	391,603
Total liabilities	2,158,060	2,203,057

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	112,921	111,088
Retained earnings	140,184	136,627
Accumulated other comprehensive loss	(49,876)	(6,663)
Treasury stock, at cost	(29,663)	(33,558)
Total shareholders' equity	344,656	378,584
Total liabilities and shareholders' equity	$2,502,716	$2,581,641

Shareholders' equity per share	$10.78	$11.92